UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. 2 )

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) [ ]

Securities Act Rule 802 (Exchange Offer) [X]

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) [ ]

Exchange Act Rule 14d-l(c) (Third Party Tender Offer) [ ]

Exchange Act Rule 14e-2(d) (Subject Company Response) [ ]

 Bossini International Holdings Ltd.

(Name of Subject Company)

n/a

(Translation of Subject Company's Name into English (if applicable)

Bermuda

(Jurisdiction of Subject Company's Incorporation or Organization)

Bossini International Holdings Ltd.

(Name of Person(s) Furnishing Form)

Ordinary Shares

(Title of Class of Subject Securities)

n/a

(CUSIP Number of Class of Securities (if applicable)

Wong Siu Pan

2/F, PopOffice, 9 Tong Yin Street, Tseung Kwan 0,

Kowloon, Hong Kong

852-23711570

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

with a copy to:

Richard S. Meller

Fox Swibel Levin & Carroll LLP

200 W. Madison Street, Suite 3000

Chicago, Illinois 60606

312-224-1216

January 2, 2025

Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a) The following documents are attached as Exhibits to this Form CB:

Exhibit Number	Description
99.1	Joint Announcement

(b) Not applicable.

Item 2. Information Legends

A legend complying with Rule 802 under the U.S. Securities Act of 1933, as amended, is prominently included in the documents attached as exhibits hereto.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	Not applicable.
(2)	Not applicable.

PART III – CONSENT TO SERVICE OF PROCESS

Bossini International Holdings Ltd. has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

PART IV – SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is complete and correct.

BOSSINI INTERNATIONAL HOLDINGS LTD.

By: /s/ Wong Siu Pan
Name: Wong Siu Pan
Title: Chief Financial Officer

Date: March 4, 2025